EXECUTIVE SERVICES AGREEMENT

This Executive Services Agreement ("Agreement") is entered into as of July 9, 2008 (the "Effective Date"), by and between IMMS, Inc., a Nevada corporation ("Company"), on the one hand and R.I. Heller & Co., LLC, a Florida limited liability company ("Heller") and its employee, William N. Plamondon ("Plamondon" or "Executive"), on the other hand. Company, Heller and Plamondon are each a "Party" to this Agreement and are sometimes collectively referred to as "Parties." Heller and Plamondon are sometimes collectively referred to as the "Heller Parties."

Recitals Of The Intent Of The Parties

A. The Company wishes to engage Heller to provide the executive services of Plamondon to Company and Heller wishes to accept such an engagement on the terms and conditions set forth in this Agreement. Company at its option may wish to engage additional services from Heller. This Agreement and its terms pertain solely to the services of Plamondon.

Agreement

In consideration of foregoing recitals, the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Engagement. Company will engage Heller to provide the services of Plamondon and Heller agrees to be engaged by Company to provide the services of Plamondon, upon the terms and conditions set forth in this Agreement beginning on the Effective Date and continuing until the first anniversary of the Effective Date ("Initial Term"). This Agreement will be automatically extended for two additional one-year terms (each an "Additional Term") unless this engagement, Plamondon's services, or this Agreement is earlier terminated by either Party pursuant to Section 4. The Initial Term and the Additional Terms are collectively referred to as the "Term."

2. Services.

2.1. Basic Duties. Plamondon will serve as Chief Executive Officer ("CEO") of Company, with such powers, duties and responsibilities usually vested in the CEO position, as well as additional or different duties that Plamondon may be reasonably directed to perform by the Board of Directors of Company ("Services").

2.2. Independent Contractor Relationship. The Parties agree that Heller and Plamondon are independent contractors and not employees, agents, brokers, dealers, joint venturers or partners of Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and any of the Heller Parties. The Parties intend that Plamondon is not an employee of Company for state or federal tax purposes.

2.3. Special Skill and Time Devoted to Services. The Heller Parties represent and warrant that Executive has the special skill and professional competence, expertise and

experience to undertake the obligations imposed by this Agreement. The Heller Parties agree that during the Term, Plamondon will devote such time to the business of Company as is reasonably necessary to provide the Services and he will perform in a diligent, efficient, competent, and skillful manner commensurate with the highest standards of his profession, and that he will devote such time as is necessary to perform the Services undertaken pursuant to this Agreement. Plamondon agrees to comply with Company policies and the federal, state, and local laws and regulations relating to performance under this Agreement. .

2.4. No Conflicting Agreements. Plamondon represents and warrants that to his knowledge his performance of the Services under this Agreement does not and will not breach any other agreement, including any confidentiality and non-disclosure agreements with prior employers or other persons. Plamondon represents and warrants that he has not entered into, and will not enter into, any agreement, either written or oral in conflict with this Agreement. Plamondon represents and warrants that he has disclosed to Company any actual or potential conflicts.

2.5. Duty of Loyalty. Plamondon acknowledges and agrees that in serving as CEO, Plamondon owes a fiduciary duty of loyalty, fidelity and allegiance to act at all, times in the best interests of the Company and to do no act which would intentionally injure Company's business, its interests, or its reputation.

3. Compensation and Method of Payment.

3.1. Total Compensation. As compensation for the Services under this Agreement, Company will pay to Heller and the Heller will accept the following:

3.1.1. For each year of this Agreement, measured from the Effective Date, a base fee ("Base Fee") of Four Hundred Twenty Thousand Dollars ($420,000), paid as follows: Thirty Five Thousand Dollars ($35,000) each month during the term of the Agreement as described in Section 3.3; provided, however, that Company will review the Base Fee annually and may only increase the Base Fee, subject to the approval of the Company's Board of Directors.

3.1.2. During the Term, the Heller Parties will be eligible for discretionary performance and incentive bonuses if and as may be determined in the sole discretion of the Board of Directors of the Company. Any incentive pay pursuant to this Section will be referred to as a "Bonus."

3.1.3. Heller will receive a One Hundred Thousand Dollar ($100,000) bonus after Company's Board of Directors receives acceptance of two (2) Letters of Intent for strategy acquisition of other companies. Heller shall also receive an additional One Hundred Thousand Dollars ($100,000) bonus one (1) year after the date of execution of this Agreement.

3.1.4. Plamondon will also be entitled to equity ownership in the Company. Plamondon shall receive a total of Three Million (3,000,000) nonqualified stock options to purchase the Company's common stock at a price of $0.33 per share. The stock options shall vest in accordance with the vesting schedule set forth on Attachment 3.1.4, subject

to the terms of the Nonqualified Stock Option Agreement between the Company and Plamondon and the terms and conditions established by the Company's Compensation Committee.

3.1.5. Company will reimburse Heller for all reasonable travel, entertainment and other expenses incurred or paid by Plamondon in connection with the performance of the Services under this Agreement, upon presentation by the Heller Parties of documentation as Company may request and in accordance with any applicable policies adopted by the Company. Heller is located in the state of Florida and Plamondon will not have to relocate. Plamondon as part of this engagement of Heller is required to commute to Company and shall have expenses paid accordingly.

3.1.6. Plamondon if he so elects and if permissible by the Company plans, will be entitled to participate in fringe benefit, health insurance, life insurance, and other programs which Company may adopt from time to time for executives of Company. Participation will be in accordance with any plans and any applicable policies adopted by Company. Plamondon will be entitled to vacations in accordance with Company policy in effect from time to time and subject to applicable state law. Until written policies are adopted, Plamondon will accrue three (3) weeks vacation during the Initial Term and four (4) weeks vacation during each Additional Term.

3.1.7. Heller Parties will be entitled to an automobile allowance of $750 per month or, at the discretion of Company, to the use of a company owned or leased vehicle.

3.2. Reservation of Rights. Notwithstanding any other provision of this Agreement, Company reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time whether before or after termination of this Agreement without advance notice to or recourse by Executive.

3.3. Payment of Compensation. The Company will pay Heller's Base Fee on a monthly basis, by the 1st of each month, in advance. .

4. Termination of Agreement. This Agreement and all obligations under this Agreement (except the obligations contained in Section 5 below which will survive any termination of Executive's engagement or this Agreement) will terminate upon the earliest to occur of any of the following:

4.1. By Expiration, Non-Renewal or Notice. This Agreement and the engagement of Executive: (a) will terminate at the expiration of the Term; (b) may be terminated by the Heller Parties or Company upon written notice at least 30 days prior to any anniversary date of the intent not to renew the Agreement for an Additional Term ("Non-Renewal"); and (c) may be terminated by the Heller Parties or Company "without cause" upon 30 days written notice of termination to the other Party.

4.2. Other Termination by Company. Company may terminate Heller and Executive immediately for "Cause." Executive's engagement as CEO will terminate immediately following written notice from Company to the Heller Parties and after expiration of five (5) business days cure period to resolve any deficiencies, which identifies the termination provision relied upon and outlines in reasonable detail the circumstances claimed to provide the basis for

termination. If appropriate to the circumstances, Executive will also be provided a reasonable opportunity to correct the circumstances leading to termination before the notice of termination is issued. For the purpose of this Section 4.2, "Cause" for termination will be deemed to include (a) acts or omissions by Executive or Heller which, in the reasonable opinion of Company; (b) acts by Executive which constitute discriminatory, harassing or retaliatory conduct as determined in a court of law by a jury of his peers; (c) material theft against the Company, material fraud against the Company, dishonesty or Executive's conviction of a felony of moral turpitude, fraud or theft; (d) Executive's material breach of his fiduciary duty or duty of loyalty to Company, including violation of the restrictive covenants in Section 5 of this Agreement; (e) the failure of Executive or Heller to comply with any material term of this Agreement which materially adversely affects the Company; and (f) Executive's disability or death.

4.3. Other Termination by Executive. Executive may terminate this Agreement for "Good Reason." For purposes of this Section 4.3, "Good Reason" will mean the following unless such circumstances are corrected within a reasonable period following written notice from Executive to Company: (a) Company fails to comply with any material provision of this Agreement and such breach continues for a period of 10 business days after the Executive provides written notice to the Company which identifies the breach, termination provision relied upon and outlines in reasonable detail the circumstances claimed to provide the basis for terminating this engagement for Good Reason; or (b) any reduction by Company in Executive's Base Fee (other than as agreed to by Executive or Heller) in effect on the Effective Date or as the same may be increased after such date; or (c) reduction of power and authority; or (d) requirement to permanently relocate from Fort Lauderdale, Florida.

4.4. Effect of Termination.

4.4.1. Termination due to Expiration of Term or Non-Renewal. If this Agreement is terminated due to the expiration of the Term pursuant to Section 4.1(a) or for Non-Renewal pursuant to Section 4.1(b), Company will pay Heller the compensation (including Base Fee and accrued Bonus, if any) and benefits due under Section 3 through the last day of Executive's actual engagement as CEO. Except to the extent required by law, all other obligations and liabilities of the Company shall terminate as of the effective date of any such termination.

4.4.2. Termination by Company for Cause or by Executive Without Good Reason. In the event that Executive's engagement is terminated by Company for "Cause" pursuant to Section 4.2, or by Executive without Good Reason, including pursuant to Section 4.1(c), Company will pay Heller Base Fee (but no Bonus) and benefits due to Executive under Section 3 through the last day of Executive's actual engagement. Except to the extent required by law, all other obligations and liabilities of the Company shall terminate as of the effective date of any such termination.

4.4.3. Termination by Company Without Cause or by Executive for Good Reason . In the event that Company terminates Executive's engagement without cause pursuant to Section 4.1(c) or in the event of termination by Executive for Good Reason pursuant to Section 4.3, upon execution by Executive of a full general release, Company will pay Heller the lesser of the amount of Base Fee that would have been due Executive if this Agreement had

continued until the end of the Initial Term or any Additional Term or one year of separation pay (payments to be made in accordance with the Company's usual schedule for paying the Base Fee) and the prorated amount of any bonus that would have been due pursuant to Section 3 during the year of the termination, payable at the usual time such Bonus payments are made by Company. Except to the extent required by law, all other obligations and liabilities of the Company shall terminate as of the effective date of any such termination.

4.4.4. Compliance with IRC Section 409A. Notwithstanding anything to the contrary in this Agreement, if any payment to be made pursuant to this Agreement will trigger any accelerated or additional tax under Section 409A, then the Company will defer or modify the commencement or payments to prevent any such accelerated tax or additional tax under Section 409A.

4.4.5. Resignation as Board Member or Officer. Immediately upon the termination of Executive's engagement with the Company, Executive will tender a written notice of Executive's resignation from any and all offices of the Company and all subsidiaries, affiliates or clients in which the Executive represents the Company in the capacity of an officer or director. Notwithstanding any failure by the Executive to provide the Company with such written notice of resignation within three days after the date of the termination of Executive's engagement with Company, Executive hereby authorizes and directs the Board of Directors to accept the Executive's resignation from all said positions effective as of the date of termination of the Executive's engagement.

5. Property Rights and Obligations of Executive.

5.1. Confidential Information. For purposes of this Agreement, "Confidential Information" will include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of Company, has been divulged to or learned by Executive or Heller during the term of this engagement by Company, and has not previously been publicly released by duly authorized representatives of Company or was not known by Executive prior to his engagement or otherwise lawfully entered the public domain.

5.2. Preservation of Trade Secrets. Executive and Heller agree to preserve as confidential all Confidential Information pertaining to Company's business that have been obtained or learned by his by reason of this engagement. Executive and Heller will not, without the prior written consent of Company, either use for his or its own or for any other person's benefit or purposes or disclose or permit disclosure to any third parties, either during the Term or thereafter (except as required in fulfilling the duties of this engagement), any Confidential Information. Executive may only use the Company's trade names and trademarks in connection with the Company's products and services, in such manner and for such purposes as may be authorized by the Company. Upon termination of this Agreement, Executive and Heller immediately will cease the use of such trade names and trademarks and eliminate them wherever they have been used or incorporated by Executive. Executive agrees to execute the Company's Confidential Information and Inventions Agreement.

5.3. Trade Secrets of Others. Executive and Heller each agree that they will not disclose to Company or induce Company to use any trade secrets belonging to any third party.

5.4. Property of Company. Executive and Heller each agree that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by Executive or come into his or its possession by reason of and during the term of Executive's engagement with Company are the property of Company and will not be used by his in any way adverse to Company's interests. Executive and Heller each agree that they will not allow any such documents or things, or any copies, reproductions or summaries to be delivered to or used by any third party without the specific consent of Company. Executive and Heller each agree to deliver to the Company, upon demand, and in any event upon the termination of Executive's engagement, all of such documents and things which are in Executive's or Heller's possession or under his or its control.

5.5. Inventions. Executive and Heller expressly agree that all of his work product shall be and remain the sole and exclusive property of the Company. Accordingly, all work products eligible for any form of copyright protection shall be deemed a "work made for hire" under the copyright laws and shall be owned by the Company. Further, the Executive and Heller each hereby assigns, transfers and conveys to the Company and shall, at all times during the Term and thereafter, take all necessary action to assign and secure all proprietary assets and rights in and of his work product for the Company's exclusive ownership and use. The Heller Parties recognizes that this Agreement does not require assignment of any invention that qualifies for protection under Section 2870 of the California Labor Code.[1]

5.6. Non-Solicitation and Non-Disparagement by Executive.

5.6.1. Non-Compete and Non-Solicitation of Customers. Executive and Heller each acknowledges that in the course of this engagement, they will learn about Company or any of its affiliates' ("Company Group") business, services, materials, programs and products and the manner in which they are developed, marketed, served and provided. Executive and Heller know and acknowledge that Company Group has invested considerable time and money in developing certain of its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Executive and Heller each further acknowledge that Company Group must keep secret all pertinent information divulged to the Heller Parties about Company Group business concepts, ideas, programs, plans and processes, so as not to aid Company Group's competitors. Accordingly, Company Group is entitled to the following protection, which Executive agrees is reasonable: Executive and Heller each agree that during the Term and for a period of one year following the termination of this engagement,

[1] Section 2870 provides: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

which period shall automatically be extended by a period of time equal to any period in which either Executive or Heller are in breach of any obligations under Section 5 of this Agreement, Executive or Heller will not, on his or its own behalf or on behalf of any person, firm, partnership, association, corporation, or other business organization, entity or enterprise, use any Company Confidential Information to call on any of the customers of the Company for the purpose of soliciting or inducing any of such clients to take away or to divert or direct their business to the Executive or Heller or any other person or entity by or with which the Executive is employed, associated, affiliated or otherwise related.

5.6.2. Non-Solicitation of Employees. During the Term and for 12 months following the date of termination for any reason, which period shall automatically be extended by a period of time equal to any period in which Executive is in breach of any obligations under Section 5 of this Agreement, Executive and Heller shall not solicit, hire or attempt to hire any employee of the Company or any person who was an employee of the Company at any time during the 6 months immediately prior to the termination date of Executive's engagement, assist in such hiring by any other Person, encourage any such employee to terminate his or her relationship with Company.

5.6.3. Non-Disparagement. Company, Executive or Heller will not, directly or indirectly, make any statement (whether oral, written or electronic, such as by means of electronic mail or internet forums or message boards) to any person or to the public or any third party criticizing or disparaging the Company, Heller or Executive or negatively commenting on the operations or business reputation of the Company, Heller or Executive.

5.7. Survival Provisions and Certain Remedies. Unless otherwise agreed to in writing between the Parties, the provisions of this Section 5 will survive the termination of this Agreement. The covenants in this Section 5 will be construed as separate covenants and to the extent any covenant will be judicially unenforceable, it will not affect the enforcement of any other covenant. In the event Executive breaches any of the provisions of this Section 5, Executive and Heller each agree that Company will be entitled to injunctive relief in addition to any other remedy to which Company may be entitled.

6. General Provisions.

6.1. Notices. Any notices or other communications required or permitted to be given under this Agreement must be in writing and addressed to Company or Heller Parties at the addresses below, or at such other address as either Party may from time to time designate in writing. Any notice or communication that is addressed as provided in this Section will be deemed given (a) upon delivery, if delivered personally or via certified mail, postage prepaid, return receipt requested; or (b) on the first business day of the receiving Party after the transmission if by facsimile or after the timely delivery to the courier, if delivered by overnight courier. Other methods of delivery will be acceptable only upon proof of receipt by the Party to whom notice is delivered.

If to Company:
IMMS, Inc.
5500 West Century Boulevard

Los Angeles, California 90045
Attention: CEO

If to Heller Parties:
R.I. Heller & Co., LLC
4240 Galt Ocean Drive, Suite 404
Fort Lauderdale, Florida 33308
Attention: William N. Plamondon

6.2. Choice of Law and Forum. Except as expressly provided otherwise in this Agreement, this Agreement will be governed by and construed in accordance with the laws of the State of California and both Parties consent to the personal jurisdiction of the courts of the State of California.

6.3. Entire Agreement; Modification and Waiver. This Agreement supersedes any and all other agreements, whether oral or in writing, between the Parties with respect to the engagement of Executive by Company and contains all covenants and agreements between the Parties relating to such engagement in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any Party, or anyone acting on behalf of any Party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the Party to be charged. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

6.4. Assignment. This Agreement may not be assigned in whole or in part by Heller or Executive without the prior written consent of Company. Company may assign its rights under this Agreement without the consent of the Heller Parties in the event Company shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of Company's properties or assets to any other Person. Subject to the foregoing limitation, this Agreement will be binding on, and will inure to the benefit of, the Parties and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

6.5. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement will be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances will not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

6.6. Representation by Counsel; Interpretation. Company, Executive and Heller acknowledge that each Party to this Agreement has had the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. In addition, the term "including" and its variations are always used in the non-restrictive

sense (as if followed by a phrase such as "but not limited to"). The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the Parties.

6.7. Corporate Authority. Company represents and warrants as of the Effective Date that Company's execution and delivery of this Agreement to Heller and Executive and the carrying out of the provisions of the Agreement have been duly authorized by Company's Board of Directors and authorized by Company's shareholders as appropriate.

6.8. Indemnification. Company agrees that it will indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys' fees), arising out of the engagement of Executive, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of such litigation (including attorneys' fees) will be paid by Company immediately as they are incurred upon receiving from Executive (a) a written request for payment, and (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought.

6.9. Attorneys' Fees. In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, will pay the successful Party or parties all costs, expenses, and reasonable attorneys' fees incurred by such successful Party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties will recover judgment in any such action or proceedings, such costs, expenses, and attorneys' fees will be included as part of such judgment.

6.10. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of, which will be deemed an original, but all of which together will constitute one and the same instrument. Fax signatures will be valid and binding.

6.11. Headings and Captions. Headings and captions are included for purposes of convenience only and are not a part of the Agreement.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first set forth above.

"COMPANY"

IMMS, INC.
a Nevada corporation

By: ____________________
Name: Erin DAVIS
Title: Corporate Secretary

"EXECUTIVE"

____
WILLIAM N. PLAMONDON, individually

"HELLER"

By: ____________________
Name: William N. Plamondon, III
Title: President & CEO

EXECUTION COPY
089400, 000003, 102414211.3

Attachment 2.2 to Plamondon Executive Services Agreement

Executive may continue to engage in the following activities disclosed pursuant to Section 2.2 of the Agreement unless the Board of Directors of the Company in good faith determines that the outside activities interfere with Executive's performance of his duties and responsibilities under the Agreement.

1) Member: Board of Directors, Protein Polymer Technologies, Inc.

2) R.T. Heller & Co., LLC

3)

4)

____ initial (Company)

____ initial (Executive)

EXECUTION COPY
089400, 000003, 102414211.3

Attachment 3.1.4 to Plamondon Executive Services Agreement

Pursuant and subject to Section 3.1.4 of the Agreement, Executive will be granted options to purchase substantially the equivalent of 3,000,000 shares of IMMS, Inc. common stock at an exercise price of $0.33 per share.

The options would vest as follows:

- 1,000,000 options on the Effective Date of the Agreement (conditioned on continued engagement for six months);
- 500,000 options on the six month anniversary of the Agreement;
- 500,000 options on the first anniversary of the Agreement;
- 500,000 options on the eighteen month anniversary of the Agreement; and
- 500,000 options on the second anniversary of the Agreement.

If Executive's engagement is terminated before the six month anniversary of the Effective Date, Executive forfeits 50% of the conditionally vested shares and all of the unvested shares, unless the termination during the first year was by Executive for Good Reason (as provided in Section 4.3 of the Agreement) or by the Company without "Cause."

____ initial (Company)

____ initial (Executive)